EXHIBIT 99.1


            CAMERON INTERNATIONAL, INC. ANNOUNCES FORWARD SPLIT AND
                           NEW PRESIDENT AND DIRECTOR

Los Angeles, CA, October 31, 2005 -- Cameron International, Inc. (OTC:BB CMRN) announced today that it will forward split its common stock on a 30 to 1 basis pursuant to a stock dividend of 29 additional shares of Common Stock for each currently outstanding share, payable to holders of record on November 8, 2005.

The Company also announced the appointment of Andy Quinn as its new President, Secretary and Treasurer. Mr. Quinn has also been elected to the Company's Board of Directors. "I am excited to be working with Cameron International to expand on its web based programs," Mr. Quinn stated. "There are some exciting new applications developing in the financial sector and I will be working towards bringing that to the company."

Mr. Quinn has over 18 years of experience in sales, business development, implementation and technology design throughout several different industries. Mr. Quinn's technological background includes developing and implementing a technology strategy that successfully served over 45 healthcare clients with 600,000 users for a nationwide online education program. He was involved with the initial product development, project planning and release of the first beta product for an automated data collection, billing and payment system company. Mr. Quinn was privileged to receive the Computerworld's Honors Program Laureate award for this achievement. Mr. Quinn will devote his time as required to the business of the Company.

Statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such statements about the Company's future expectations, including future revenues and earnings, and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. Reference is made to the specific risk factors included in the Company's most recent 10-K and other SEC filings.

For further information: ANDY QUINN, (860) 674-2122